Filed Pursuant to Rule 433

Issuer Free Writing Prospectus Dated September 15, 2008

Registration Statement No. 333-149982

Cell Therapeutics, Inc.

Free Writing Prospectus

This free writing prospectus relates to securities being issued pursuant to Cell Therapeutics, Inc.’s Registration Statement on

Form S-3 (File No. 333-149982). The Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/891293/000119312508069698/ds3.htm. Cell Therapeutics, Inc. provided this form of document, containing deal terms, to prospective investors on the date this free writing prospectus was filed with the Securities and Exchange Commission:

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of September 15, 2008, between Cell Therapeutics, Inc., a Washington corporation (the “Company”), and Enable Growth Partners LP (“Enable”). Enable Opportunity Partners LP and Pierce Diversified Master Strategy Fund LLC, Ena (together, the “Enable Affiliates”) are also parties hereto for purposes of Sections 4.13, 4.14 and 4.15.

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to an effective registration statement under the Securities Act, the Company desires to issue and sell to Enable, and Enable desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

WHEREAS, subject to the terms and conditions set forth in this Agreement, Enable and the Company desire to resolve the Enable Claims (as defined below), as described more fully in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Enable agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Action” shall have the meaning ascribed to such term in Section 3.1(j).

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the Securities Act. With respect to Enable, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as Enable will be deemed to be an Affiliate of Enable.

“B Convertible Notes” means the Series B 10% Convertible Senior Notes of the Company to be issued under a Trust Indenture between the Company and US Bank National Association as Trustee, and of like tenor as the Convertible Notes except for the issuance date being the Option Closing Date and the maturity date being the fifth anniversary of the Option Closing Date.

“B Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the B Convertible Notes.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Convertible Notes pursuant to Section 2.1.

“Closing Date” means September 15, 2008.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, no par value per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof, pursuant to the terms of such securities, to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Heller Ehrman LLP with offices located at 333 Bush Street, San Francisco, California 94104.

“Conversion Price” shall have the meaning ascribed to such term in the Indenture.

“Convertible Notes” means the 10% Convertible Senior Notes of the Company due September 15, 2012 issued under that certain Trust Indenture dated September 15, 2008 between the Corporation and US Bank National Association as Trustee.

“Enable Claims” means any and all claims for any relief whatsoever that have been alleged, or that could have been alleged, by Enable and/or the Enable Affiliates in Enable Growth Partners, LP, et al. v. Cell Therapeutics, Inc., N.Y. Sup. Ct., Index No. 600206-08.

“Enable Party” shall have the meaning ascribed to such term in Section 4.6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” means equity issuances for service provider compensation, or pursuant to the terms of pre-Closing (or, as the case may be, pre-Option Closing) derivative securities and contracts, or for acquisitions or corporate partnering.

“FWS” means Feldman Weinstein & Smith LLP with offices located at 420 Lexington Avenue, Suite 2620, New York, New York 10170-0002.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(h).

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $250,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $250,000 due under leases required to be capitalized in accordance with GAAP.

“Indenture” means the Trust Indenture to be dated September 15, 2008 between the Company and US Bank National Association as Trustee pursuant to which the Convertible Notes are being issued.

“Intellectual Property Rights” shall have the meaning ascribed to such term in Section 3.1(o).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3.1(b).

“Material Permits” shall have the meaning ascribed to such term in Section 3.1(l).

“Option” means the option of the Company set forth in Section 5.1 to require the purchase by Enable from the Company of, and the sale by the Company to Enable of, $9,000,000 principal amount of B Convertible Notes for $9,000,000 cash on the Option Closing Date.

“Option Closing” means the closing of the purchase and sale of the B Convertible Notes pursuant to Article V.

“Option Closing Date” means the second Business Day after the Company exercises the Option under Section 5.1, provided that all conditions precedent to (i) Enable’s obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities have been satisfied or waived on or before such date.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding.

“Prospectus” means the final prospectus filed for the Registration Statement.

“Prospectus Supplement” means the supplement to the Prospectus complying with Rule 424(b) of the Securities Act to be filed with the Commission and delivered by the Company to Enable at the Closing.

“Registration Statement” means the effective registration statement with Commission file No. 333-149982 which registers the sale of the Convertible Notes, the B Convertible Notes, the Underlying Shares, and the B Underlying Shares to Enable.

“Required Approvals” shall have the meaning ascribed to such term in Section 3.1(e).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Reports” shall have the meaning ascribed to such term in Section 3.1(h).

“Securities” means the Convertible Notes, the B Convertible Notes, the Underlying Shares, and the B Underlying Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series C Preferred Stock” means the Company’s 3% Series C Convertible Preferred Stock.

“Short Sales” shall include all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall be deemed to not include the location and/or reservation of borrowable shares of Common Stock).

“Subscription Amount” means, as to Enable, (a) as to the Convertible Notes: the aggregate amount to be paid for the Convertible Notes purchased hereunder as specified below Enable’s name on the signature page of this Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds, which amount shall be 100% of the principal amount of Convertible Note to be issued; and (b) as to the B Convertible Notes, if applicable: the aggregate amount to be paid for the B Convertible Notes purchased hereunder as specified below Enable’s name on the signature page of this Agreement and next to the heading “Option Subscription Amount,” in United States dollars and in immediately available funds, which amount shall be 100% of the principal amount of B Convertible Note to be issued.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the MTA (Milan, Italy) or the New York Stock Exchange.

“Transaction Documents” means this Agreement, the Indenture, the Warrants and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Convertible Notes in accordance with the Indenture.

ARTICLE II.

PURCHASE AND SALE

2.1 Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and Enable agrees to purchase, for $9,000,000 cash, Convertible Notes with a principal amount equal to $9,000,000. Enable shall deliver to the Trustee via wire transfer immediately available funds equal to its Subscription Amount and the Company shall deliver or cause the Trustee to deliver to Enable its Convertible Notes pursuant to Section 2.2(a) and the other items set forth in Section 2.2 issuable at the Closing. Upon satisfaction of the conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of FWS or such other location as the parties shall mutually agree.

2.2 Deliveries.

(a) On or prior to the Closing Date, the Company shall deliver or cause to be delivered to Enable the following:

(i) this Agreement duly executed by the Company;

(ii) a legal opinion of Company Counsel, substantially in the form of Exhibit A attached hereto;

(iii) a Convertible Note in the principal amount of $9,000,000, registered in the name of Enable;

(iv) the executed Paying Agent Agreement; and

(v) the Prospectus and Prospectus Supplement (unless the conditions set forth under Rule 172 under the Securities Act have been satisfied).

(b) Enable shall deliver or cause to be delivered to the Company this Agreement duly executed by Enable; and on or before the Closing Date, Enable’s Subscription Amount by wire transfer to the Trustee’s account as specified in writing by the Company.

2.3 Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing as to Enable are subject to the following conditions being met:

(i) the accuracy in all material respects when made and on the Closing Date of the representations and warranties of Enable contained herein;

(ii) all obligations, covenants and agreements of Enable required to be performed at or prior to the Closing Date shall have been performed; and

(iii) the delivery by Enable of the items set forth in Section 2.2(b) of this Agreement.

(b) The respective obligations of Enable hereunder in connection with the Closing are subject to the following conditions being met:

(i) the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Company contained herein;

(ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed;

(iii) the delivery by the Company of the items set forth in Section 2.2(a) of this Agreement;

(iv) there shall have been no Material Adverse Effect with respect to the Company since the date hereof; and

(v) from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg L.P. shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market, nor shall a banking moratorium have been declared either by the United States or New York State authorities nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity of such magnitude in its effect on, or any material adverse change in, any financial market which, in each case, in the reasonable judgment of Enable, makes it impracticable or inadvisable to purchase the Convertible Notes at the Closing.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Company. Except as set forth in the Prospectus or the Prospectus Supplement or the SEC Reports, which Prospectus and Prospectus Supplement and SEC Reports shall be deemed to qualify any representation or warranty otherwise made herein to the extent of such disclosure, the Company hereby makes the representations and warranties set forth below to Enable as of the date hereof and as of the Closing Date and, if applicable, as of the Option Closing Date:

(a) Subsidiaries. Other than CTI Commercial LLC, all of the direct and indirect subsidiaries (each, including CTI Commercial LLC, a “Subsidiary”) of the Company are set forth on the Company’s most recently filed Form 10-K. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith other than in connection with the Required Approvals. Each Transaction Document has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company, the issuance and sale of the Securities and the consummation by the Company of the other transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected, except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person or other entity of any kind, including, without limitation, any Trading Market, in connection with the execution, delivery and performance by the Company of the Transaction Documents, other than such as have already been accomplished and other than any filings required to be made under applicable federal and state securities laws (collectively, the “Required Approvals”).

(f) Issuance of the Securities. The Convertible Notes and the B Convertible Notes are duly authorized and, when issued and paid for in accordance with the applicable Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Underlying Shares are duly authorized and, when issued in accordance with the terms of the Convertible Notes, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The B Convertible Notes are duly authorized and, when issued in accordance with the terms of the Option, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The B Underlying Shares are duly authorized and, when issued in accordance with the terms of the B Convertible Notes, will be validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Company. The Company has reserved from its duly authorized capital stock the shares of Common Stock issuable upon conversion of the Convertible Notes and the B Convertible Notes. The Securities are being issued pursuant to the Registration Statement and the issuance of the Securities has been registered by the Company under the Securities Act. The Registration Statement is effective and available for the issuance of the Securities thereunder and the Company has not received any notice that the Commission has issued or intends to issue a stop-order with respect to the Registration Statement or that the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened in writing to do so. The “Plan of Distribution” section under the

Registration Statement permits the issuance of the Securities hereunder. Upon receipt and conversion of the Convertible Notes, Enable will have good and marketable title to such Securities and the Underlying Shares will (if any Common Stock is then listed on the Trading Market) be freely tradable on the Trading Market. Upon receipt and conversion of the B Convertible Notes, Enable will have good and marketable title to such Securities and the B Underlying Shares will (if any Common Stock is then listed on the Trading Market) be freely tradable on the Trading Market. At the time the Registration Statement and any amendments thereto became effective, at the date of this Agreement and at the Closing Date, and, if applicable, at the Option Closing Date, the Registration Statement and any amendments thereto conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Prospectus and any amendments or supplements thereto, at the time the Prospectus or any amendment or supplement thereto was issued and at the Closing Date, and, if applicable, at the Option Closing Date, conformed and will conform in all material respects to the requirements of the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) Capitalization. The capitalization of the Company is substantially as set forth in, or as incorporated by reference into, the Registration Statement. Except as set forth in the SEC Reports, the Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans, the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plan and pursuant to the conversion or exercise of Common Stock Equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act. No Person has any right of first refusal, preemptive right, right of participation or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as a result of the purchase and sale of the Securities, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Common Stock or Common Stock Equivalents. The issuance and sale of the Securities will not obligate the Company to issue shares of Common Stock or other securities to any Person (other than Enable) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale of the Securities. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(h) SEC Reports; Financial Statements. The Company has complied in all material respects with requirements to file all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(i) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as specifically disclosed in the SEC Reports or the Prospectus Supplement, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the Commission, (iii) the Company has not altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property (other than Common Stock) to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information. Except for the issuance of the Securities contemplated by this Agreement or as set forth in the Prospectus Supplement, no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed at least 1 Business Day prior to the date that this representation is made.

(j) Litigation. Except as disclosed in the Registration Statement or the Prospectus Supplement, there is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) could, if there were an unfavorable decision, reasonably be expected to result in a Material Adverse Effect. Except as disclosed in the Registration Statement or the Prospectus Supplement, neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the Commission involving the Company or any current or former director or officer of the Company. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.

(k) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a Material Adverse Effect. The Company and its Subsidiaries believe that their relationships with their employees are good. No executive officer, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(l) Compliance. Neither the Company nor any Subsidiary (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws applicable to its business and all such laws that affect the environment, except in each case as could not reasonably be expected to have a Material Adverse Effect.

(m) Regulatory Permits. The Company and the Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the SEC Reports, except where the failure to possess such permits could not have or reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(n) Title to Assets. The Company and the Subsidiaries have good and marketable title in fee simple to all real property owned by them that is material to the business of the Company and the Subsidiaries and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries and Liens for the payment of federal, state or other taxes, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

(o) Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other similar intellectual property rights currently employed by them in connection with the business currently operated by them that are necessary for use in the conduct of their respective businesses as described in the SEC Reports, except where the failure to so have could not reasonably be expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”). Neither the Company nor any Subsidiary has received any written notice that the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the rights of any Person.

(p) Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged, including, but not limited to, directors and officers insurance coverage. To the best knowledge of the Company, such insurance contracts are accurate and complete. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

(q) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including restricted stock programs and stock option agreements under any stock option plan of the Company.

(r) Sarbanes-Oxley. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the date hereof and of the Closing Date.

(s) Certain Fees. Except as set forth in the Prospectus Supplement, no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.

(t) Investment Company. The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(u) Registration Rights. No Person has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company, which rights are currently not satisfied.

(v) Listing and Maintenance Requirements. The Company’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as disclosed in the SEC Reports, the Company has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the Common Stock is or has been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Trading Market.

(w) Application of Takeover Protections. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Articles of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to Enable as a result of Enable and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and Enable’s ownership of the Securities.

(x) Disclosure. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company confirms that neither it nor any other Person acting on its behalf has provided any of Enable or its agents or counsel with any information that it believes constitutes or might constitute material, non-public information which is not otherwise disclosed in the Prospectus Supplement. The Company understands and confirms that Enable will rely on the foregoing representation in effecting transactions in securities of the Company. All disclosure furnished by or on behalf of the Company to Enable regarding the Company, its business and the transactions contemplated hereby, including the Disclosure Schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and agrees that Enable does not make and has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 3.2 hereof.

(y) No Integrated Offering. Assuming the accuracy of Enable’s representations and warranties set forth in Section 3.2, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of any applicable shareholder approval provisions of any Trading Market on which any of the securities of the Company are listed or designated. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Trading Market.

(z) Solvency. The SEC Reports set forth as of the dates thereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(aa) Tax Status. Except for matters that could not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company and each Subsidiary has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of a tax deficiency which has been asserted or threatened against the Company or any Subsidiary.

(bb) Foreign Corrupt Practices. Neither the Company, nor to the knowledge of the Company, any agent or other person acting on behalf of the Company, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company (or made by any person acting on its behalf of which the Company is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(cc) Accountants. To the knowledge of the Company, Stonefield Josephson, Inc. (i) is a registered public accounting firm as required by the Exchange Act and (ii) shall express its opinion with respect to the financial statements to be included in the Company’s Annual Report on Form 10-K for the year ending December 31, 2008.

(dd) Acknowledgment Regarding Enable’s Purchase of Securities. The Company acknowledges and agrees that Enable is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated thereby. The Company further acknowledges that Enable is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated thereby and any advice given by Enable or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated thereby is merely incidental to Enable’s purchase of the Securities. The Company further represents to Enable that the Company’s decision to enter into this Agreement and the other Transaction Documents has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

(ee) Acknowledgement Regarding Enable’s Trading Activity. Anything in this Agreement or elsewhere herein to the contrary notwithstanding (except for Sections 3.2(e) and 4.10 hereof), it is understood and acknowledged by the Company (i) that Enable has not been asked to agree, nor has Enable agreed, to desist from purchasing or selling, long and/or short, securities of the Company, or “derivative” securities based on securities issued by the Company or to hold the Securities for any specified term; (ii) that past or future open market or other transactions by Enable, including Short Sales, and specifically including, without limitation, Short Sales or “derivative” transactions, before or after the closing of this or future transactions, may negatively impact the market price of the Company’s publicly-traded securities; (iii) that Enable, and counter-parties in “derivative” transactions to which Enable is a party, directly or indirectly, presently may have a “short” position in the Common Stock, and (iv) that Enable shall not be deemed to have any affiliation with or control over any arm’s length counter-party in any “derivative” transaction. The Company further understands and acknowledges that (a) Enable may engage in hedging activities at various times during the period that the Securities are outstanding, and (b) such hedging activities (if any) could reduce the value of the existing stockholders’ equity interests in the Company at and after the time that the hedging activities are being conducted. The Company acknowledges that such aforementioned hedging activities do not constitute a breach of any of the Transaction Documents.

(ff) Regulation M Compliance. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or, paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

3.2 Representations, Warranties and Covenants of Enable. Enable hereby represents and warrants as of the date hereof and as of the Closing Date and, if applicable, as of the Option Closing Date to the Company as follows:

(a) Organization; Authority. Each of Enable and each Enable Affiliate is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with full right, corporate, LLC or partnership power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution, delivery and performance by each of Enable and each Enable Affiliate of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or similar action on the part of each of Enable and each Enable Affiliate. Each Transaction Document to which it is a party has been duly executed by each of Enable and each Enable Affiliate, and when delivered by Enable/such Enable Affiliate in accordance with the terms hereof, will constitute the valid and legally binding obligation of Enable/such Enable Affiliate, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b) Own Account. Enable is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other Persons to distribute or regarding the distribution of such Securities (this representation and warranty not limiting Enable’s right to sell the Securities in compliance with applicable federal and state securities laws) in violation of the Securities Act or any applicable state securities law. Enable is acquiring the Securities hereunder in the ordinary course of its business.

(c) Enable Status. At the time Enable was offered the Securities, it was, and at the date hereof it is, either: (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. Enable is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.

(d) Experience of Enable. Enable, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. Enable is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment. Enable understands that nothing in the Agreement or any other materials presented to Enable in connection with the purchase and sale of the Securities constitutes legal, tax or investment advice. Enable acknowledges that it must rely on legal, tax and investment advisors of its own choosing in connection with its purchase of the Securities.

(e) Short Sales and Confidentiality Prior To The Date Hereof. Other than the transactions contemplated hereunder, Enable has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with Enable, executed any disposition, including Short Sales, in the securities of the Company during the period commencing from the time that Enable first received a term sheet (written or oral) from the Company or any other Person setting forth the material terms of the transactions contemplated hereunder until the date hereof (“Discussion Time”). Enable has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction).

(f) No Government Review. Enable understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities purchased hereunder.

(g) No Intent to Effect a Change of Control. Enable has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the Exchange Act.

(h) Series C Preferred Stock. Enable and the Enable Affiliates own beneficially and of record 2,000 shares of Series C Preferred Stock, free and clear of all Liens.

(i) Enable Claims. Enable and the Enable Affiliates own the Enable Claims free and clear of all Liens, and have never transferred all or any part of the Enable Claims to anyone, nor given to anyone any right or claim measured by the Enable Claims.

ARTICLE IV.

OTHER AGREEMENTS OF THE PARTIES

4.1 Furnishing of Information

(a) Until Enable owns no Securities, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act, unless the Company is acquired. As long as Enable owns Securities, if the Company is not required to file reports pursuant to the Exchange Act, it will prepare and furnish to Enable and make publicly available in accordance with Rule 144(c) such information as is required for Enable to sell the Securities under Rule 144. The Company further covenants that it will take such further action as any holder of Securities may reasonably request, to the extent required from time to time to enable such Person to sell such Securities without registration under the Securities Act within the requirements of the exemption provided by Rule 144.

(b) At any time during the period commencing from the six (6) month anniversary of the date hereof and ending at such time that all of the Securities may be sold without the requirement for the Company to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144, if the Company shall fail for any reason to satisfy the current public information requirement under Rule 144(c) (a “Public Information Failure”) then, in addition to Enable’s other available remedies, the Company shall pay to Enable, in cash, as partial liquidated damages and not as a penalty, by reason of any such delay in or reduction of its ability to sell the Securities, an amount in cash equal to two percent (2.0%) of the aggregate Subscription Amount of Enable’s Securities on the day of a Public Information Failure and on every thirtieth (30th) day (pro rated for periods totaling less than thirty days) thereafter until the earlier of (a) the date such Public Information Failure is cured and (b) such time that such public information is no longer required for Enable to transfer the Underlying Shares pursuant to Rule 144. The payments to which Enable shall be entitled pursuant to this Section 4.1(b) are referred to herein as “Public Information Failure Payments.” Public Information Failure Payments shall be paid on the earlier of (i) the last day of the calendar month during which such Public Information Failure Payments are incurred and (ii) the third (3rd) Business Day after the event or failure giving rise to the Public Information Failure Payments is cured. In the event the Company fails to make Public Information Failure Payments in a timely manner, such Public Information Failure Payments shall bear interest at the rate of 1.5% per month (prorated for partial months) until paid in full. Nothing herein shall limit Enable’s right to pursue actual damages for the Public Information Failure, and Enable shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

4.2 Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

4.3 Securities Laws Disclosure; Publicity. The Company shall (a) at or before the time required by MTA rules and regulations, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) by 8:30 a.m. (New York City time) on the third Trading Day following the date hereof, file a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and including the Transaction Documents as exhibits thereto. The Company and Enable shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and, except as may be required by law, neither the Company nor Enable shall issue any such press release or otherwise make any such public statement without the prior consent of the Company, with respect to any press release of Enable, or without the prior consent of Enable, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not publicly disclose the name of Enable, or include the name of Enable in any filing with the Commission or any regulatory agency or Trading Market, without the prior written consent of Enable, except (i) as required by federal securities law in connection with the filing of final Transaction Documents (including signature pages thereto) with the Commission and (ii) to the extent such disclosure is required by law or Trading Market regulations, in which case the Company shall provide Enable with prior notice of such disclosure permitted under this subclause (ii).

4.4 Non-Public Information. Except with respect to the material terms and conditions of the transactions contemplated by the Transaction Documents, the Company covenants and agrees that neither it nor any other Person acting on its behalf will provide Enable or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto Enable shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that Enable shall be relying on the foregoing representations in effecting transactions in securities of the Company.

4.5 Use of Proceeds. The use of proceeds shall be as described in the Prospectus Supplement.

4.6 Indemnification of Enable. Subject to the provisions of this Section 4.6, the Company will indemnify and hold Enable and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls Enable (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, an “Enable Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that Enable Party may suffer or incur as a result of or relating to (a) any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Transaction Documents or (b) any action instituted against Enable, or any of them or their respective Affiliates, by any stockholder of the Company who is not an Affiliate of Enable, with respect to any of the transactions contemplated by the Transaction Documents (unless such action is based upon a breach of Enable’s representations, warranties or covenants under the Transaction Documents or any agreements or understandings Enable may have with any such stockholder or any violations by Enable of state or federal securities laws or any conduct by Enable which constitutes fraud, gross negligence, willful misconduct or malfeasance). If any action shall be brought against an Enable Party in respect of which indemnity may be sought pursuant to this Agreement, such Enable Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to such Enable Party. Such Enable Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Enable Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Enable Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to an Enable Party under this Agreement (i) for any settlement by such Enable Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed or (ii) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to such Enable Party’s breach of any of the representations, warranties, covenants or agreements made by such Enable Party in this Agreement or in the other Transaction Documents.

4.7 Reservation and Registration of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue all of the Underlying Shares, and, if the B Convertible Notes are issued, all of the B Underlying Shares, in full.

4.8 Listing of Common Stock. The Company hereby agrees to use commercially reasonable best efforts to maintain the listing of the Common Stock on a Trading Market, or failing that the OTC Bulletin Board, and as soon as reasonably practicable following the Closing to list all of the Underlying Shares and B Underlying Shares on such Trading Market subject to issuance. The Company further agrees that if the Company applies to have the Common Stock traded on any other Trading Market, it will include in such application all of the Underlying Shares, and will take such other action as is necessary to cause all of the Underlying Shares and B Underlying Shares to be listed on such other Trading Market as promptly as possible subject to issuance. The Company will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market, or failing that on the OTC Bulletin Board, and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.9 Supplemental Indenture. The Company shall, when, if and as needed, enter into a Trust Indenture with US Bank National Association as Trustee, with respect to the B Convertible Notes.

4.10 Short Sales and Confidentiality After The Date Hereof. Enable covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with it will execute any Short Sales during the period commencing at the Discussion Time and ending at the time that the transactions contemplated by this Agreement are first publicly announced as described in Section 4.3. Enable covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company as described in Section 4.3, Enable will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, Enable makes no representation, warranty or covenant hereby that it will not engage in Short Sales in the securities of the Company after the time that the transactions contemplated by this Agreement are first publicly announced as described in Section 4.3.

4.11 Subsequent Equity Sales.

(a) From the date hereof until September 30, 2008, the Company shall not issue any equity securities or convertible instruments convertible into equity of the Company, except pursuant to this Agreement or pursuant to an Exempt Issuance.

(b) From the date of the Company’s exercise of the Option until 15 calendar days thereafter, the Company shall not issue any equity securities or convertible instruments convertible into equity of the Company, except pursuant to this Agreement or pursuant to an Exempt Issuance.

4.12 Delivery of Securities After Closing. The Company shall deliver, or cause to be delivered, the respective Securities purchased by Enable to Enable within 3 Business Days after the Closing Date or, as applicable, within 3 Business Days after the Option Closing Date.

4.13 Conversion of Enable Preferred Stock after Closing; Partial Resolution of Enable Claims. The Company, Enable and the Enable Affiliates agree as follows:

(a) The Company shall deliver at the Closing to an escrow/paying agent and such escrow/paying agent shall, within one Business Day after the Closing Date, make a payment to Enable and the Enable Affiliates in the amount of $150,000 as an inducement for Enable and the Enable Affiliates to convert 1,000 shares of Series C Preferred Stock owned by Enable and the Enable Affiliates into Common Stock pursuant to the provisions of the Company’s articles of incorporation; Enable and the Enable Affiliates shall so convert such 1,000 shares of Series Preferred Stock within one Business Day after receipt of such payment.

(b) The Company shall deliver at the Closing to an escrow/paying agent and such escrow/paying agent shall, within one Business Day after the Closing Date, make a payment to Enable and the Enable Affiliates in the amount of $1,225,000 in exchange for the prospective satisfaction of 50% of any final judgment which may ever be rendered on the Enable Claims.

(c) Enable and the Enable Affiliates agree that upon the payments described in Sections 4.13(a) and 4.13(b) above, 50% of any final judgment which may ever be rendered on the Enable Claims shall be deemed to have been satisfied thereby, with no further action required by Enable, the Enable Affiliates or the Company.

4.14 Conversion of Enable Preferred Stock after Option Closing; Final Resolution of Enable Claims. The Company, Enable and the Enable Affiliates agree as follows:

(a) The Company shall deliver at the Option Closing to an escrow/paying agent and such escrow/paying agent shall, within one Business Day after the Option Closing Date, make a payment to Enable and the Enable Affiliates in the amount of $150,000 as an inducement for Enable and the Enable Affiliates to convert the remaining 1,000 shares of Series C Preferred Stock owned by Enable and the Enable Affiliates into Common Stock pursuant to the provisions of the Company’s articles of incorporation; Enable and the Enable Affiliates shall so convert such 1,000 shares of Series Preferred Stock within one Business Day after receipt of such payment.

(b) The Company shall deliver at the Option Closing to an escrow/paying agent and such escrow/paying agent shall, within one Business Day after the Option Closing Date, make a payment to Enable and the Enable Affiliates in the amount of $1,225,000 to finally and fully resolve the Enable Claims.

(c) Upon the payments described in Sections 4.13(a), 4.13(b), 4.14(a) and 4.14(b) above, all the Enable Claims are thereby fully satisfied and resolved and Enable and the Enable Affiliates shall take whatever action is required to have any and all of the Enable Claims dismissed with prejudice.

4.15 Maintain Position. Enable and each Enable Affiliate agree for the benefit of the Company not to transfer, or grant any person any interest in, any Series C Preferred Stock or any Enable Claims. The Company, Enable and each Enable Affiliate agree not to seek any further discovery or file any further motions in Enable Growth Partners, LP, et al. v. Cell Therapeutics, Inc., N.Y. Sup. Ct., Index No. 600206-08. The agreements made in this Section 4.15 shall expire when and if the Option expires.

ARTICLE V.

OPTION

5.1 Option Put Exercise. The Company shall have the right (but not the obligation), exercisable only by written notice delivered by the Company by no later than the 15th calendar day after the Option first becomes exercisable, to require Enable to purchase from the Company $9,000,000 principal amount of B Convertible Notes, in exchange for $9,000,000 cash, at the Option Closing to be held on the Option Closing Date. The Option shall first become exercisable on the 15th calendar day after the Closing or, if earlier, on the date when 100% of the Convertible Notes have been converted into Common Stock pursuant to their terms. However, the Company shall in no event have a right to so exercise (even during such 15-day period) unless, at the time of such exercise, (a) the Common Stock closing bid price on the last Trading Day before the notice of exercise is given is at least $1.27, (b) the average daily trading volume on Nasdaq and the MTA combined, for the period from the Closing Date through the last Trading Day before the notice of exercise is given, inclusive, is at least 885,827 shares of Common Stock, and (c) the Company has submitted a sBLA for Zevalin.

5.2 Option Closing. All provisions of this Agreement pertaining to the Closing shall also apply to the Option Closing, mutatis mutandis, unless the context requires otherwise. For avoidance of doubt: if notice of exercise of the Option is properly given by no later than the 15th calendar day after the Option first becomes exercisable pursuant to Section 5.1, it is permissible for the Option Closing Date to be the second Business Day after such notice of exercise even if such second Business Day is beyond the 15-day period.

ARTICLE VI.

MISCELLANEOUS

6.1 Termination. This Agreement may be terminated by Enable by written notice to the Company, if the Closing has not been consummated on or before September 24, 2008; provided, however, that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

6.2 Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, and except that the Company shall reimburse Enable for up to $20,000 of FWS legal fees, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to Enable.

6.3 Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, the Prospectus and the Prospectus Supplement, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

6.5 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the holders of at least 67% of the Convertible Notes or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

6.6 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Enable (other than by merger). Enable may assign any or all of its rights under this Agreement to any Person to whom Enable assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to “Enable”.

6.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.6 and except as contemplated by Sections 4.13, 4.14 and 4.15.

6.9 Governing Law; Arbitration. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with, and any dispute between the parties relating to or arising from the Transaction Documents shall be governed by, the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents), as well as any dispute between the parties relating to the Transaction Documents, shall be resolved by binding arbitration in San Francisco, California before an arbitrator with experience in commercial disputes relating to securities. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, or, if for any reason JAMS refuses to administer such arbitration or JAMS is no longer in business, by the American Arbitration Association (“AAA”) in accordance with its rules and procedures. Unless the arbitrator determines that there is exceptional need for additional discovery, discovery in the arbitration shall be limited as follows: (1) the parties shall exchange non-privileged relevant documents including, without limitation, all documents that the parties intend to use as evidence in the arbitration; and (2) each party shall be entitled to take one deposition of seven hours duration of either an opposing party or a non-party. If one party fails to respond within 20 days after the other party mails a written list of proposed arbitrators to that party by either agreeing to one of the proposed arbitrators or suggesting 3 or more alternate arbitrators, the proposing party may select the arbitrator from among its initial list of proposed arbitrators and JAMS (or AAA if it is administering the arbitration) shall then appoint that arbitrator to preside over the arbitration. If the parties are unable to agree on an arbitrator, the parties shall select an arbitrator pursuant to the rules of JAMS (or AAA if it is administering the arbitration). Where reasonable, the arbitrator shall schedule the arbitration hearing within four (4) months after being appointed. The arbitrator must render a decision in writing, explaining the legal and factual basis for decision as to each of the principal controverted issues. The arbitrator’s decision will be final and binding upon the parties. A judgment upon any award may be entered in any court of competent jurisdiction. This clause shall not preclude the parties from seeking provisional remedies in aid of arbitration, such as injunctive relief, from any court of competent jurisdiction. Each party shall be responsible for advancing one-half of the costs of arbitration, including all JAMS (or AAA) fees; provided that, in the award, the prevailing party shall be entitled to recover all of its costs and expenses, including reasonable attorneys’ fees and costs, arbitrator fees, JAMS (or AAA) fees and costs, and any attorneys’ fees and costs incurred in compelling arbitration. The parties are not waiving, and expressly reserve, any rights they may have under federal securities laws, rules, and regulations, and any such rights shall be determined in the arbitration provided for herein. Each party hereby irrevocably agrees and submits to the jurisdiction of the federal and state courts located in the City of San Francisco, California, for any suit, action or proceeding enforcing this arbitration provision or entering judgment upon any arbitral award made pursuant to this arbitration provision, and each party hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, or that such suit, action or proceeding is an inconvenient venue. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. This provision will be interpreted, construed and governed according to the Federal Arbitration Act (9 U.S.C. Sections 1 et seq.).

6.10 Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Convertible Notes for a period of two years.

6.11 Execution. This Agreement may be executed in counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart (and with the date of effectiveness being determined by the time, in New York, of such counterparts exchange). In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.13 Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever Enable exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then Enable may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.14 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

6.15 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Enable and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.16 Counsel. Enable has been represented by its own separate legal counsel in their review and negotiation of the Transaction Documents.

6.17 Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

6.18 Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CELL THERAPEUTICS, INC.	Address for Notice:

By:	501 Elliot Avenue West, Suite 400
Name: James A. Bianco, M.D.	Seattle, Washington 98119
Title: Chief Executive Officer	Facsimile: (206) 272-4302
Attention: James A. Bianco, M.D.
With a copy to (which shall not constitute notice):

Heller Ehrman LLP

333 Bush Street

San Francisco, CA 94104

Facsimile: (415) 772-6268

Attention: Karen Dempsey, Esq.

ENABLE GROWTH PARTNERS LP

Signature of Authorized Signatory of Enable Growth Partners LP: _______________________________________

Name of Authorized Signatory: _______________________________________

Title of Authorized Signatory: _______________________________________

Email Address of Enable Growth Partners LP: _______________________________________

Fax Number of Enable Growth Partners LP: _______________________________________

Address for Notice of Enable Growth Partners LP:

Address for Delivery of Securities for Enable Growth Partners LP (if not same as address for notice):

Total Subscription Amount: $9,000,000

Principal Amount of Convertible Notes: $9,000,000

Total Option Subscription Amount: $9,000,000

Principal Amount of B Convertible Notes: $9,000,000

EIN Number: _______________________________________

Agreed to as to Sections 4.13, 4.14 and 4.15:

ENABLE OPPORTUNITY PARTNERS LP

Signature of Authorized Signatory of Enable Opportunity Partners LP: _______________________________________

Name of Authorized Signatory: _______________________________________

Title of Authorized Signatory: _______________________________________

Email Address of Enable Opportunity Partners LP: _______________________________________

Fax Number of Enable Opportunity Partners LP: _______________________________________

Address for Notice of Enable Opportunity Partners LP:

PIERCE DIVERSIFIED MASTER STRATEGY FUND LLC, ENA

Signature of Authorized Signatory of Pierce Diversified Master Strategy Fund LLC, Ena: ____________________________

Name of Authorized Signatory: _______________________________________

Title of Authorized Signatory: _______________________________________

Email Address of Pierce Diversified Master Strategy Fund LLC, Ena: _______________________________________

Fax Number of Pierce Diversified Master Strategy Fund LLC, Ena: _______________________________________

Address for Notice of Pierce Diversified Master Strategy Fund LLC, Ena:

28